Exhibit 99.1

Giftify, Inc. Cancels Equity Line of Credit

SCHAUMBURG, IL (Globe Newswire) – February 5, 2025: Giftify, Inc. (NASDAQ: GIFT) (the “Company”), the owner and operator of leading digital platforms, CardCash.com and Restaurant.com, with a focus on incentives and rewards in retail, dining & entertainment experiences, today announced the cancellation of its equity line of credit (ELOC).

On December 16, 2024, the Company entered into a common stock purchase agreement (the “SPA”) with an institutional investor. Pursuant to the SPA, the Company had the right, but not the obligation, to sell to the Investor, up to $10,000,000 of newly issued shares of the Company’s common stock, subject to certain limitations and conditions. The Company has exercised its right to terminate the SPA effective February 4, 2025 by mutual agreement of the parties.

About Giftify, Inc.

Giftify, Inc. is a pioneer in the incentive and rewards industry with a focus on retail, dining & entertainment experiences, as the owner and operator of leading digital platforms, CardCash.com and Restaurant.com. CardCash.com is a leading secondary gift card exchange platform, allowing consumers and retailers to realize value by buying and selling gift cards at various scales. Its Restaurant.com is the nation’s largest restaurant-focused digital deals brand. Restaurant.com and our Corporate Incentives division connect digital consumers, businesses and communities offering thousands of dining, retail and entertainment deals options nationwide at over 184,000 restaurants and retailers. Restaurant.com prides itself on offering the best deal, every meal. Our gift cards and restaurant certificates allow customers to save at thousands of restaurants across the country with just a few clicks.

For more information, visit: www.giftifyinc.com and www.cardcash.com and https://www.restaurant.com.

Forward-Looking Statements

Press Releases may include forward-looking statements. In particular, the words “believe,” “may,” “could,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend,” and similar conditional words and expressions are intended to identify forward-looking statements. Any statements made in this news release about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Accordingly, you should not place undue reliance on these forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the company. Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Giftify, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Giftify, Inc. is unable to give any assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include the company’s ability identify a suitable business model for the corporation.

Investors Contacts:

IR@giftifyinc.com